Filed pursuant to Rule 433

Registration No. 333-214613

June 7, 2017

Final Term Sheet

USD 1,000,000,000 1.375% Global Notes due 2018

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	USD 1,000,000,000

Denomination:	USD 1,000

Maturity:	December 14, 2018

Redemption Amount:	100%

Interest Rate:	1.375% per annum, payable semi-annually in arrears

Date of Pricing:	June 7, 2017

Closing Date:	June 14, 2017

Interest Payment Dates:	June 14 and December 14 in each year

Currency of Payments:	USD

Price to Public/Issue Price:	99.984%

Underwriting Commissions:	None

Proceeds to Issuer:	99.984%

Format:	SEC-registered global notes

Listing:	Luxembourg Stock Exchange (regulated market)

Business Day:	New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	30/360

Governing Law/Jurisdiction:	German law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC (deliverable through CBL and Euroclear)

ISIN:	US500769HL16

CUSIP:	500769HL1

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

Ratings of Issuer:[1]	Aaa by Moody’s Investors Service, AAA by Scope Ratings and AAA by S&P Global Ratings

Managers:	BofA Merrill Lynch BMO Capital Markets Commerzbank

Stabilization Manager:	Merrill Lynch International

Registrar:	Deutsche Bank Trust Company Americas

Paying Agent:	Deutsche Bank Trust Company Americas

Additional Paying Agent:	Deutsche Bank Aktiengesellschaft

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772784/d291860d424b3.htm . KfW’s base prospectus relating to the notes is available through the following link: https://www.sec.gov/Archives/edgar/data/821533/000119312516772757/d291282d424b3.htm . Alternatively, Merrill Lynch International will arrange to send you the prospectus, which you may request by calling toll-free: +1-800-294-1322.

[1]	A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.